EXHIBIT 7.02

CONSORTIUM AGREEMENT

THIS CONSORTIUM AGREEMENT (this "Agreement") is dated as of June 10, 2015 and is entered into by and among Joseph Chen ("Mr. Chen") and James Jian Liu ("Mr. Liu"). Each of Mr. Chen and Mr. Liu is referred to herein as a "Party", and collectively, as the "Parties".

RECITALS

WHEREAS, the Parties are interested in jointly pursuing a possible acquisition (the "Transaction") of all of the outstanding ordinary shares of Renren Inc. (the "Company") not owned by the Parties through a special purpose vehicle to be formed by the Parties in the Cayman Islands or another offshore jurisdiction ("Parent");

WHEREAS, (a) in connection with the Transaction, the Parties will cause Parent to form a direct, wholly-owned subsidiary ("Merger Sub") under the laws of the Cayman Islands, and (b) at the closing of the Transaction, the Parties intend that Merger Sub will be merged with and into the Company, with the Company being the surviving company and becoming a direct, wholly-owned subsidiary of Parent which will be directly and beneficially owned by the Parties;

WHEREAS, on the date hereof, the Parties will submit a non-binding proposal, a copy of which is attached hereto as Schedule A (the "Proposal Letter"), to the board of directors of the Company (the "Company Board") in connection with the Transaction; and

WHEREAS, in accordance with the terms of this Agreement, the Parties will cooperate and participate in: (a) the evaluation of the Company, including conducting due diligence of the Company and its business; (b) discussions regarding the Proposal Letter with the Company; and (c) the negotiation of the terms of definitive documentation in connection with the Transaction (which negotiations the Parties expect will be led on behalf of the Company by a special committee of independent and disinterested directors of the Company Board), including an agreement and plan of merger among Parent, Merger Sub and the Company in form and substance to be agreed by the Parties (the "Merger Agreement"), which shall be subject to the approval of the shareholders of the Company and any financing documents in connection with the Transaction.

NOW, THEREFORE, the Parties agree as follows:

1.                  Certain Definitions.

"Competing Transaction" shall mean (i) any direct or indirect acquisition by any person or entity of any securities representing a controlling equity interest in the Company or all or substantially all of its assets or (ii) a recapitalization, restructuring, merger, consolidation or other business combination involving a change in control of the Company or any of its material subsidiaries, in either case other than the Transaction involving all of the Parties.

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"Exclusivity Period" shall mean the period beginning on the date hereof and ending on the date of termination of this Agreement pursuant to Section 14.

"Representatives" shall mean, with respect to a person, such person's employees, directors, officers, partners, members, affiliates, agents, advisors (including, but not limited to, legal counsel, accountants, consultants and financial advisors), and any representative of the foregoing. The Representatives shall include the Consortium Advisors as defined in Section 4(c).

"Shares" shall mean all capital stock in the Company.

2.                  Commitment to the Consortium.

(a)                During the Exclusivity Period, and except for actions taken by (i) Mr. Chen in his capacity as the Chief Executive Officer, the Chairman of the Company Board or a Director of the Company and (ii) Mr. Liu in his capacity as the Chief Operating Officer or a Director of the Company, each Party will deal exclusively with each other with respect to the Transaction and will not, and will cause such Party’s Representatives acting in such capacity not to, without the written consent of the other Parties: (i) directly or indirectly initiate, solicit, encourage or otherwise engage in discussions or negotiations with the Company or any third party with respect to a Competing Transaction; (ii) provide any information to any third party with a view to the third party pursuing a Competing Transaction; or (iii) enter into any written or oral agreement, arrangement or understanding (whether legally binding or not) regarding, or do anything which is directly inconsistent with, or omit to do anything, which omission is directly inconsistent with, the Transaction involving all of the Parties as contemplated under this Agreement.

(b)               During the Exclusivity Period, each Party will not, and will not permit his or its affiliates or Representatives to, directly or indirectly: (i) sell, offer to sell, give, pledge, encumber, assign, grant any option for the sale of or otherwise transfer or dispose of, or enter into any agreement, arrangement or understanding to sell, any Shares beneficially owned by such Party ("Shareholder Shares") (in each instance a "Transfer"), or enter into any contract, option or other arrangement or understanding with respect to a Transfer or limitation on voting rights of the Shareholder Shares or any right, title or interest thereto or therein; (ii) deposit any Shareholder Shares into a voting trust or grant any proxy or enter into a voting agreement, power of attorney or voting trust with respect to any Shareholder Shares; (iii) take any action that would have the effect of preventing, disabling or delaying any Party or his or its affiliate from performing his or its obligations under this Agreement; or (iv) agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (i), (ii) or (iii) of this Section 2(b). Notwithstanding the foregoing, Mr. Chen and Mr. Liu may make a Transfer to his spouse, siblings, parents, lineal descendants or antecedents or the estates of or trusts for the benefit of Mr. Chen or Mr. Liu or the spouse, siblings, parents or lineal descendants or antecedents of such Party; provided, however, that in all cases, any such Transfer shall not relieve the transferor of his obligations hereunder, and the transferee or other recipient executes a counterpart copy of this Agreement and becomes bound thereby as is the transferor.

(c)                Subject to Section 2(a), and except for actions taken by (i) Mr. Chen in his capacity as the Chief Executive Officer, the Chairman of the Company Board or a Director of the Company and (ii) Mr. Liu in his capacity as the Chief Operating Officer or a Director of the Company, each Party will, and will cause such Party’s Representatives to, immediately cease and terminate any existing activities, discussions and negotiations in connection with any Competing Transaction.

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(d)               The Parties agree to negotiate in good faith to reach agreement on a shareholders agreement that would, among other things, govern the relationship of shareholders in Parent following the Transaction, that would contain provisions customary for transactions of this type.

(e)                The Parties may together agree to admit one or more additional members which will provide equity capital and/or debt financing to Parent for the consummation of the Transaction. Such additional member(s) shall execute a deed of adherence to this Agreement in form and substance satisfactory to the Parties, following which time they will be deemed a "Party" or "Parties" for all purposes under this Agreement.

(f)                Each Party shall use reasonable best efforts and shall provide all cooperation as may be reasonably requested by the other Parties to obtain all applicable governmental, statutory, regulatory or other consents, licenses, waivers or exemptions required or, in the reasonable opinion of other Parties, desirable for the consummation of the Transaction.

(g)               Upon the termination of this Agreement in accordance with clause (iii) of Section 14, the Parties shall negotiate in good faith and in a commercially reasonable manner an extension of the term of this Agreement.

3.                  Representations and Warranties

(a)                Each Party hereby represents and warrants to the other as follows: (i) such Party has full legal right, power and authority to execute and deliver this Agreement, to perform such Party's obligations hereunder and to consummate the transactions contemplated hereby; (ii) this Agreement has been duly executed and delivered by such Party and the execution, delivery and performance of this Agreement by such Party and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Party and no other actions or proceedings on the part of such Party are necessary to authorize this Agreement or to consummate the transactions contemplated hereby; (iii) assuming this Agreement constitutes the valid and binding agreement of the other Parties, this Agreement constitutes the valid and binding agreement of such Party, enforceable against such Party in accordance with its terms; (iv) the execution and delivery of this Agreement by such Party does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any law or agreement binding upon such Party; (v) no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Party; and (vi) such Party has made adequate arrangements to ensure that the required funds are available to effect payment in full for such Party's respective portion of the Consortium (as defined below) expenses.

(b)               Each Party acknowledges that the other Parties have entered into this Agreement on the basis of and reliance upon (among other things) the representations and warranties in this Section 3 and have been induced by them to enter into this Agreement.

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4.                  Process.

(a)                Upon signing of this Agreement, the Parties shall immediately deliver the Proposal Letter to the Company Board.

(b)               Within the term of this Agreement and as permitted by the Company, the Parties shall as promptly as reasonably practicable conduct a joint assessment of the Company, and shall in good faith and with mutual cooperation use their reasonable best efforts to work together to structure, negotiate and do all things necessary or desirable, subject to the Company's approval, to enter into the Merger Agreement and other ancillary documents in connection with the Transaction (the "Definitive Agreements"). This Agreement constitutes only a preliminary arrangement relating to a Transaction and does not constitute any binding commitment with respect to a Transaction. Such commitment will result only from the execution of the Definitive Agreements (upon such execution, all actions by Parent will be subject to the prior approval of all of the Parties), and then will be on the terms provided in the Definitive Agreements. The Parties and their respective affiliates and Representatives shall coordinate with each other in performing due diligence, securing debt (as applicable) and equity financing, and structuring and negotiating the Transaction, including establishing appropriate vehicles for the purpose of the Transaction; provided, however, that in no event will any Party be obligated without his or its consent to enter into or otherwise be a Party to any Definitive Agreements.

(c)                Skadden, Arps, Slate, Meagher & Flom LLP ("Legal Advisor") will act as transaction counsel to the buyer consortium (the "Consortium") established hereunder by the Parties in connection with the Transaction. All other advisors to the Consortium, including any financial advisor to the Consortium (collectively with Legal Advisor, the "Consortium Advisors") shall be jointly selected by the Parties.

5.                  Confidentiality. Each Party shall, and shall direct his or its Representatives to, keep this Agreement and the Transaction confidential and shall not make any public statement or announcement concerning or disclose to any third party the fact that discussions or negotiations are taking place concerning the Transaction or any of the terms, conditions or other facts with respect thereto, including the status thereof, other than as mutually agreed in writing by the Parties or as required by applicable laws, rules or regulations. Each Party shall coordinate in good faith all press releases and regulatory filings (including any Schedule 13D filings to disclose its participation in the Transaction) and other public relation matters relating to the Transaction.

6.                  Remedies. It is understood and agreed that money damages may not be a sufficient remedy for a breach of this Agreement by any Party and that each Party shall be entitled to seek equitable relief, including injunction and specific performance, as a remedy of any such breach by the other Parties. Such remedies shall not be deemed to be the exclusive remedies for a breach by a Party but shall be in addition to all other remedies available at law or in equity to the other Parties. Each Party further agrees not to raise as a defense or objection to the request or granting of such relief that any breach of this Agreement is or would be compensable by an award of money damages, and each Party agrees to waive any requirements for the securing or posting of any bond in connection with such remedy.

7.                  Governing Law; Arbitration. This letter agreement and all matters arising out of or relating to this letter agreement shall be governed by and construed in accordance with the laws of Hong Kong, without reference to conflict of laws principles. Any dispute, controversy or claim arising out of or relating to this letter agreement, including the validity, invalidity, breach or termination thereof, shall be settled by arbitration in Hong Kong under the Hong Kong International Arbitration Centre Administered Arbitration Rules (the "Rules") in force when the notice of arbitration is submitted in accordance with these Rules. There shall be three arbitrators, one to be appointed by the claimant, one to be appointed by the respondent and the third to be appointed by the secretary general of the Hong Kong International Arbitration Centre. The arbitration proceedings shall be conducted in English.

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8.                  No Modification. No provision in this Agreement can be waived, modified or amended except by written consent of the Parties, which consent shall specifically refer to the provision to be waived, modified or amended and shall explicitly make such waiver, modification or amendment.

9.                  No Waiver or Rights. It is understood and agreed that no failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

10.              Counterparts; Entire Agreement. This Agreement may be signed and delivered by facsimile or portable document format via electronic mail and in one or more counterparts, each of which shall be deemed an original but all of which shall be deemed to constitute a single instrument. This Agreement sets forth the entire agreement and understanding among the Parties and supersedes all prior agreements, discussions or documents relating thereto. No Party shall be entitled to punitive, exemplary, special, unforeseen, incidental, indirect or other consequential damages.

11.              Severability. If any provision of this Agreement is found to violate any statute, regulation, rule, order or decree of any governmental authority, court, agency or exchange, such invalidity shall not be deemed to affect any other provision hereof or the validity of the remainder of this Agreement, and such invalid provision shall be deemed deleted herefrom to the minimum extent necessary to cure such violation.

12.              Successors. This Agreement shall inure to the benefit of, and be binding upon, the Parties and their respective successors and assigns. No Party may assign or transfer, directly or indirectly, its rights or obligations hereunder without the prior written consent of the other Parties except as provided herein. No assignment will relieve the assignor of its obligations hereunder.

13.              No Third Party Beneficiaries. Unless otherwise specifically provided herein, each Party agrees and acknowledges that nothing herein expressed or implied is intended to confer upon or give any rights or remedies to persons who are not a party to this Agreement under or by reason of this Agreement.

14.              Term. This Agreement shall terminate upon the earlier of: (i) the mutual written agreement by the Parties; (ii) the execution and delivery of the Definitive Agreements; and (iii) the date 12 months after the date hereof.

[Signatures to Follow on the Next Page]

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Joseph CHEN

By:	/s/ Joseph Chen
Name: Joseph Chen

James Jian LIU

By:	/s/ James Jian Liu
Name: James Jian Liu